EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-101079) pertaining to the Main Street Bank 401(k) Profit Sharing Plan of our report dated June 10, 2005, with respect to the financial statements and schedule of the Main Street Bank 401(k) Profit Sharing Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

June 27, 2005
Atlanta, Georgia